UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2012

DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(972) 673-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(d) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 6, 2012, Laura A. Sugg of Katy, Texas was appointed to the Board of Directors (the “Board”) of Denbury Resources Inc. (the “Company”), bringing the number of Denbury directors to eleven.

Ms. Sugg is an independent consultant with 29 years of oil and gas industry experience.  Ms. Sugg currently serves on the Board of Directors of The Williams Companies, Inc. (NYSE: WMB) and Williams Partners L.P. (NYSE: WPZ) and previously served on the Board of Directors of Mariner Energy and Huber Energy.  Ms. Sugg is a retired senior executive of ConocoPhillips (NYSE: COP), serving over 20 years in diverse roles of increasing responsibility, last serving as President of the Australasia Division.  In this role, Ms. Sugg was responsible for growth of ConocoPhillips’ operations in Australia and East Timor and for their operational profitability.  Ms. Sugg has a bachelor’s degree in chemical engineering from Oklahoma State University and is a member of the National Association of Corporate Directors and the Oklahoma State University Engineering Advisory Board.

Ms. Sugg’s committee appointments will be determined at the next regularly scheduled Board meeting in March.  On January 6, 2012, following her appointment to the Board, Ms. Sugg was granted 7,586 shares of restricted stock which will vest on January 6, 2013.  Ms. Sugg is also entitled to participate in the Director Compensation Plan, which allows each non-employee director to make a quarterly election regarding whether to receive compensation in cash or in shares of Company common stock.

A copy of the press release regarding Ms. Sugg’s appointment is filed as Exhibit 99.1 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01(d) – Exhibits

Exhibit Number	Description
99.1	Denbury Press Release, dated January 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: January 12, 2012	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer